Exhibit 23.1

CONSENT OF REGISTERED INDEPENDENT PUBLIC ACCOUNTING FIRM

The Board of Directors AMCORE Financial, Inc.:

We consent to incorporation by reference in the registration statement on Form S-8 of AMCORE Financial, Inc., of our report dated March 10, 2004, relating to the consolidated balance sheets of AMCORE Financial, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2003, which report appears in the December 31, 2003 annual report on Form 10-K of AMCORE Financial, Inc.

Our report refers to the adoption of Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, effective January 1, 2002 and Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by Statement of Financial Accounting Standards No. 138, effective January 1, 2001.

Chicago, Illinois September 7, 2004